Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE

For Immediate Release
October 26, 2004
Contact:
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231

CT Communications Announces Third Quarter Results

CT Communications, Inc. (NASDAQ: CTCI) announces operating income growth of 12.4% to $4.9 million in the third quarter compared to the same period last year. Operating revenue increased to $40.7 million in the quarter. Operating revenue from CT’s competitive businesses increased $1.0 million or 6.2% and includes a 10.1% increase in wireless revenue of $0.8 million and a 32.4% increase in Greenfield revenue of $0.5 million. Wireless and Greenfield customers increased 12% and 35%, respectively, from the third quarter last year. In addition, Internet and Data revenue increased $0.1 million related to the continued growth of digital subscriber line (DSL) customers. Competitive local exchange carrier revenue decreased $0.3 million primarily due to lower interconnection and access revenue. The increase in revenue from CT’s competitive businesses was substantially offset by a $1.0 million decline in incumbent telephone company revenue due primarily to a $0.5 million reduction in phone system sales and a $0.5 million reduction in line related revenue.

The 12.4% increase in operating income to $4.9 million is mainly attributable to a $0.5 million decrease in operating expense. Factors driving the expense reductions include a $0.4 million reduction in Internet and Data services transport expense primarily from improvements in network efficiencies, a $0.6 million decrease in phone system cost of sales and directory expense and a $0.4 million reduction in wireless expense associated with handset costs and marketing / sales expense. Offsetting these expense reductions were an increase of $0.4 million in professional fees associated with the Company’s Sarbanes-Oxley Section 404 compliance activities and a $0.3 million increase in access and interconnection expense in the ILEC.

Other expense was $0.7 million in the third quarter of 2004 compared to income of $0.5 million in the third quarter of 2003. The $1.2 million decrease in other income / expense was primarily due to a $1.0 million increase in impairment charges associated with certain investment securities.

Net income for the third quarter of 2004 was $2.5 million, or $0.13 per diluted common share, compared to net income of $3.1 million, or $0.17 per diluted common share in the third quarter of 2003. The impairment charges recorded in the third quarter of 2004 lowered diluted earnings per share by approximately $0.05.

For the nine months ended September 30, 2004, operating revenue increased 2.2% to $121.8 million, while operating income increased 21.7% to $16.9 million compared to the same period last year. Net income for the first three quarters of 2004 was $10.1 million compared to $16.0 million in 2003. Net income for the nine months ended September 30, 2003 included a $9.7 million after tax gain on the sale of an investment.

“We are pleased with the continued growth of our competitive businesses and improvement in operating income. Our recently announced broadband initiative is underway, and we are focused on delivering the enhanced product and service capabilities demanded by our customers,” said Michael R. Coltrane, President and Chief Executive Officer of CT Communications, Inc.

Results by business unit:

•	ILEC – (“Concord Telephone”)
Concord Telephone’s operating revenue decreased 4.0% to $23.2 million for the third quarter of 2004 compared to the same quarter in 2003. Operating income for the third quarter of 2004 was $6.0 million, a 25.9% operating margin, compared to operating income of $6.9 million and a 28.7% operating margin for the third quarter of 2003. The decline in operating income is primarily the result of lower phone system sales, a decrease in certain regulatory settlements and a reduction in line revenue associated with access line losses. In addition, access and interconnection expense related to wireless interconnection agreements increased $0.3 million. Concord Telephone ended the third quarter of 2004 with 113,728 access lines in service, a 2% decrease from the third quarter of 2003. Concord Telephone ended the third quarter of 2004 with 84,760 long distance lines, a 75% penetration of access lines.

•	Digital Wireless Service – (“CTC Wireless”)
CTC Wireless’ operating revenue increased 10.1% to $8.2 million for the third quarter of 2004 compared to $7.5 million reported in the third quarter of 2003. Contributing to the increase in wireless revenue was a $0.6 million increase in recurring revenue primarily due to a 12% growth in subscribers and a $0.3 million increase in settlement and roaming revenue. Operating income for the third quarter of 2004 was $1.2 million, a 15.1% operating margin, compared to $0.2 million, a 2.2% operating margin for the third quarter of 2003. Driving the increase in operating margin were increases in operating revenue coupled with a $0.3 million decrease in operating expenses relating to sales commissions, marketing and handset and accessory costs. CTC Wireless ended the third quarter with 41,229 post pay subscribers.

•	CLEC – (“CTC Exchange Services”)
CTC Exchange Services’ operating revenue decreased 6.4% to $4.6 million for the third quarter of 2004 compared to the same quarter last year. The decrease in operating revenue is mainly due to a $0.2 million decline in interstate access revenue caused by a mandated June 2004 rate reduction and the one-time collection of approximately $0.4 million in previously disputed access fees in the three months ended September 30, 2003. Partially offsetting the reduction in access revenue is a $0.2 million increase in line revenue associated with the 9% growth in customer access lines to 31,194 at September 30, 2004. Operating expense declined 3.5% from the same quarter last year due to the company’s continued focus on expense control. Operating loss for the third quarter of 2004 was $0.5 million compared to an operating loss of $0.4 million for the third quarter of 2003. CTC Exchange Services ended the third quarter of 2004 with 22,819 long distance lines compared with 20,598 lines at the end of the third quarter of 2003.

•	Greenfield
Greenfield’s operating revenue increased 32.4% to $2.0 million for the third quarter of 2004 compared to the third quarter of 2003. Operating loss for the third quarter of 2004 declined to $0.9 million, a 28.8% improvement from the $1.3 million operating loss reported for the third quarter of 2003. Greenfield ended the third quarter of 2004 with 12,284 access lines and 6,328 long distance lines in service, which represented increases of 35% and 52%, respectively, from the third quarter of 2003. Greenfield ended the quarter with 104 signed agreements representing a potential of more than 48,000 lines at completion of the projects.

•	Internet & Data – (“CTC Internet Services”)
CTC Internet Services’ operating revenue increased 3.5% to $2.6 million for the third quarter of 2004 compared to $2.5 million reported in the third quarter last year. The $0.1 million increase in revenue was attributable to a 30% increase in DSL customers, partially offset by a continuing decrease in dial-up customers. Operating loss for the third quarter of 2004 declined to $0.2 million from the $0.4 million operating loss reported for the third quarter of 2003. Depreciation expense increased $0.4 million to $0.9 million from the same quarter last year. CTC Internet Services ended the third quarter of 2004 with 12,477 DSL lines compared to 9,591 lines at the end of the third quarter of 2003. Dial-up accounts decreased 16% to 9,686 and high-speed accounts increased 5% to 561 at September 30, 2004 compared to September 30, 2003.

Future Period Guidance

We currently expect operating results to approximate the following during these future periods:

•	4th Quarter 2004

°	Revenue of $40 to $41 million

°	Operating income of $4.5 to $5.0 million

°	Consolidated earnings per share of $0.16 to $0.18

°	Capital expenditures of $9 to $12 million

•	Full Year 2004

°	Revenue of $162 to $163 million

°	Operating income of $21 to $22 million

°	Consolidated earnings per share of $0.69 to $0.71

°	Capital expenditures of $26 to $29 million

CT Communications will host a conference call to discuss the results of the third quarter on Wednesday, October 27, 2004 at 9:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until November 30, 2004. Additionally, a replay of the call will be available until 11:30 AM ET on Friday, October 29th at 800-633-8284. Enter access number 21211719.

CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North

Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.

Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003.

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	September 30, 2004	September 30, 2003	% Change
Operating Revenue
ILEC Services	$23,161	$24,132	(4.0%)
CLEC Services	4,596	4,911	(6.4%)
Greenfield Services	2,039	1,540	32.4%
Digital Wireless Services	8,222	7,468	10.1%
Internet & Data Services	2,641	2,552	3.5%

Total Operating Revenue	40,659	40,603	0.1%

Operating Expense
ILEC Services	17,171	17,207	(0.2%)
CLEC Services	5,123	5,311	(3.5%)
Greenfield Services	2,951	2,820	4.6%
Digital Wireless Services	6,984	7,302	(4.4%)
Internet & Data Services	2,847	2,988	(4.7%)
Other	657	594	10.6%

Total Operating Expense	35,733	36,222	(1.4%)

Operating Income	4,926	4,381	12.4%

Other Income (Expense)
Investment, Equity Method	1,820	1,787	1.8%
Gains, Interest, Dividends	184	858	(78.6%)
Impairment On Investments	(1,454)	(460)	216.1%
Other Expenses, Principally Interest	(1,225)	(1,682)	(27.2%)

Total Other Income (Expense)	(675)	503	(234.2%)

Pre-Tax Income From Continuing Operations	4,251	4,884	(13.0%)
Income Tax Expense	1,780	1,735	2.6%

Net Income	$2,471	$3,149	(21.5%)

Weighted Average Diluted Shares	19,054	18,853
Earnings Per Diluted Common Share	$0.13	$0.17

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	Nine Months Ended	Nine Months Ended	%
	September 30, 2004	September 30, 2003	Change
Operating Revenue
ILEC Services	$69,637	$71,232	(2.2%)
CLEC Services	14,585	14,759	(1.2%)
Greenfield Services	5,869	4,417	32.9%
Digital Wireless Services	23,591	21,149	11.5%
Internet & Data Services	8,161	7,695	6.1%

Total Operating Revenue	121,843	119,252	2.2%

Operating Expense
ILEC Services	50,315	50,057	0.5%
CLEC Services	15,233	15,955	(4.5%)
Greenfield Services	8,782	8,236	6.6%
Digital Wireless Services	20,740	19,389	7.0%
Internet & Data Services	8,072	8,904	(9.3%)
Other	1,828	2,852	(35.9%)

Total Operating Expense	104,970	105,393	(0.4%)

Operating Income	16,873	13,859	21.7%

Other Income (Expense)
Investment, Equity Method	4,714	4,235	11.3%
Gains, Interest, Dividends	934	16,122	(94.2%)
Impairment On Investments	(1,494)	(1,744)	(14.3%)
Other Expenses, Principally Interest	(3,984)	(5,558)	(28.3%)

Total Other Income (Expense)	170	13,055	(98.7%)

Pre-Tax Income From Continuing Operations	17,043	26,914	(36.7%)
Income Tax Expense	6,971	10,501	(33.6%)

Income From Continuing Operations	10,072	16,413	(38.6%)
(Loss) From Discontinued Operations, Net Of Tax	—	(424)	(100.0%)

Net Income	$10,072	$15,989	(37.0%)

Weighted Average Diluted Shares	19,010	18,791
Earnings Per Diluted Common Share	$0.53	$0.85

CT Communications, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Cash and Cash Equivalents	$24,742	$16,957
Accounts Receivable and Unbilled Revenue, Net	20,116	22,301
Other Assets	4,636	5,372

Current Assets	49,494	44,630

Investment Securities	5,430	5,841
Investments in Unconsolidated Companies	16,753	15,206
Property, Plant and Equipment, Net	202,430	208,370
Other Assets	48,277	47,621

TOTAL ASSETS	$322,384	$321,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of Long-Term Debt	$3,750	$—
Accounts Payable	7,146	6,414
Customer Deposits	2,476	2,665
Other Accrued Liabilities	19,097	17,314
Liabilities of Discontinued Operations	682	1,072

Current Liabilities	33,151	27,465

Long-Term Debt	66,250	80,000
Deferred Credits and Other Liabilities	38,238	36,673
Stockholders’ Equity	184,745	177,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$322,384	$321,668

CT Communications, Inc.
Customer Information

	September 30, 2004	September 30, 2003	% Change
ILEC Access Lines
Business Lines	28,912	29,263	(1.2%)
Residential Lines	84,816	86,951	(2.5%)

Total ILEC Lines	113,728	116,214	(2.1%)

CLEC Access Lines	31,194	28,756	8.5%

Greenfield Access Lines	12,284	9,109	34.9%

Total Wired Access Lines	157,206	154,079	2.0%

Wireless Subscribers	41,229	36,778	12.1%

Long Distance Lines
In ILEC	84,760	85,045	(0.3%)
In CLEC	22,819	20,598	10.8%
In Greenfield	6,328	4,154	52.3%

Total Long Distance Lines	113,907	109,797	3.7%

Internet Access Customers
Dial-Up	9,686	11,535	(16.0%)
DSL Lines	12,477	9,591	30.1%
High Speed	561	536	4.7%

Total Internet Access Customers	22,724	21,662	4.9%

Greenfield Projects

	# Of	Potential Lines
	Lines In Service	At Completion	# Of Projects
By Year Signed
1999	1,365	1,523	2
2000	4,264	11,906	17
2001	3,272	13,577	32
2002	2,901	12,694	24
2003	430	4,846	18
2004	52	3,814	11

Totals	12,284	48,360	104

By Type
Mall	2,495	2,800	3
Single Family Homes	6,275	33,403	55
Multi-Dwelling Units	3,007	10,974	39
Business	507	1,183	7

Totals	12,284	48,360	104

CT Communications, Inc.
Other Selected Financial Data
(unaudited, in thousands)

Capital Expenditures

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
ILEC	$4,221	$2,712	$9,773	$8,887
CLEC	144	242	540	707
Greenfield	1,201	996	3,141	3,148
Wireless	1,286	784	1,904	965
Internet	408	639	1,084	1,954
Other	270	327	852	1,262

Total	$7,530	$5,700	$17,294	$16,923

% of Revenue	18.5%	14.0%	14.2%	14.2%

Depreciation Expense

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
ILEC	$4,540	$4,990	$14,918	$15,442
CLEC	629	635	1,900	1,721
Greenfield	774	659	2,221	2,074
Wireless	488	450	1,449	1,250
Internet	922	540	1,708	1,512
Other	334	331	1,039	992

Total	$7,687	$7,605	$23,235	$22,991